Exhibit 24

Authorization for Sign SEC Form 3, 4, and 5 and Form ID

January 3, 2007

United States Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

To whom it may concern:

The undersigned, John M. Allan, do hereby authorize and designate John Livingston, Deborah Rasin and Douglas Sundby, or any of them, to file SEC Forms 3, 4 and 5 and the Form ID, under section 16(a) reports of directors, officers and principal stockholders, on his behalf with respect to the securities of Samsonite Corporation.

The duration of this authorization shall be from January 4, 2007 through and including January 4, 2012.

/s/ John M. Allan
John M. Allan